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                                                                    EXHIBIT 10.9

                              GENESIS ENERGY, INC.
                         STOCK APPRECIATION RIGHTS PLAN

                                    SECTION 1
                                     PURPOSE

      The purpose of the Stock Appreciation Rights Plan (the "Plan") is to advance the interests of Genesis Energy, Inc. (the "Company") and its affiliates and owners by providing performance incentives to employees and Directors of the Company whose present and potential contributions are important to the continued success of the Company. The Plan is intended to enable the Company to attract and retain highly qualified persons for the successful conduct of its business. These objectives are intended to be effected by creating a sense of equity participation in the Company through the sharing of the appreciation in the unit price of Genesis Energy, L.P. ("GEL") Common Units. Definitions for certain terms are contained in Section 14 below.

                                    SECTION 2
                                   ELIGIBILITY

      In order to be eligible for and receive an allocation of Units granted under Section 4 below for a Plan Year, the Participant must be a regular, full-time active employee, not on probation, or a Director of the Company on the date of the allocation of Units.

                                   SECTION 3
                           ADMINISTRATION OF THE PLAN

      The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (hereinafter referred to as the "Committee"). The Committee shall have full discretion and authority to administer the Plan. Any interpretation by the Committee of the terms and conditions of the Plan shall be final. The Plan shall be operated on a calendar year.

                                   SECTION 4
                            STOCK APPRECIATION RIGHTS

      (a) Stock Appreciation Rights (the "Units") will be allocated to the accounts (the "Accounts") of the Plan participants (the "Participants") in a manner determined by the Committee in its full discretion.

      (b) The total number of Units authorized for allocation to the Participants in the Plan each year shall be determined by the Committee in its full discretion.

      (c) For each year, the Committee shall determine, in its full discretion, the grant date for the allocation of Units among the eligible Participants in the Plan.

      (d) The Committee shall determine, in its full discretion, a prescribed formula for allocating Units to new employees of the Company.

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      (d) Each Unit shall have a term of 10 years (i.e., 120 months) from the grant date.

      (e) At the time a Unit is allocated to each Participant, the Committee will assign a strike price to the Unit, referenced to the market price of GEL units at that time, as determined by the Committee in its full discretion.

                                   SECTION 5
                             VESTING AND FORFEITURE

      Each Participant will have a vested percentage of the Units allocated to that Participant's Account determined as follows:

      Initial Grant:

      The Units allocated in 2003 and Units allocated to new employees pursuant to Section 4(d) will vest 25 percent per year for each full year of service from the date of the grant. Therefore, each Participant receiving an initial allocation of Units will become 100 percent fully vested in such Units if such Participant remains in continuous full-time employment with the Company through the fourth anniversary of the date of the grant. This can be summarized as follows:

Continuous Full-Time Employment Through       Vested Percentage
---------------------------------------       -----------------
One year after the date of the grant                         25%
Two years after the date of the grant                        50%
Three years after the date of the grant                      75%
Four years after the date of the grant                      100%

      Subsequent Grants:

      The Units allocated subsequent to the Initial Grant will remain unvested for the first three years and then become 100 percent fully vested to a Participant, if such Participant remains in continuous full-time employment with the Company through the fourth anniversary following the date of allocation or such date as determined by the Committee in its full discretion. This can be summarized as follows:

Continuous Full-Time Employment Through       Vested Percentage
---------------------------------------       -----------------
One year after the date of the grant                          0%
Two years after the date of the grant                         0%
Three years after the date of the grant                       0%
Four years after the date of the grant                      100%

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      If a Participant terminates employment for any reason other than death,
Disability or Normal Retirement, the Participant will forfeit the nonvested Units in his or her Account. Units forfeited in a Plan Year by any Participant will totally lapse and expire and will not become part of a pool of Units to be allocated to other Participants.

      If a Participant terminates employment due to death, Disability or Normal Retirement, all Units allocated to such Participant's Account shall become fully vested. If a Participant is terminated for any reason within one year after the effective date of a Change in Control, all Units allocated to such Participant's Account shall become fully vested.

                                   SECTION 6
                           EXERCISE AND DISTRIBUTIONS

      Each Participant who has a vested Account balance under the Plan shall be entitled to exercise its Units to receive a cash payment as follows:

      After a Unit has vested, during the Unit's term, the Participant may exercise any number of the Participant's vested Units by filing the prescribed form with the Committee. As soon as administratively feasible following such exercise, the Participant shall be paid in cash, a lump sum amount equal to the excess of the average closing market price of GEL units as traded on the American Stock Exchange for the ten (10) trading days preceding the date of exercise over the strike price of the exercised Unit. The cash payment to each Participant upon exercise of a Unit shall be net of any applicable withholding taxes required by law.

      If the Committee determines, in its full discretion, that it would cause significant financial harm to the Company to make cash payments to Participants who have exercised Units under the Plan as soon as feasible following such exercise, the Committee may authorize deferring such payments until such time as it determines, in its full discretion, that it would not cause significant financial harm to the Company to make such deferred cash payments. All deferred cash payments shall be made to the Participants in the order in which such Units were exercised.

      If upon the expiration of a Unit's term, the Participant has not terminated employment from and remains an employee of the Company, the Unit shall be deemed exercised as of the date of the Unit's expiration and cash payment shall be made as provided in this Section 6.

      In the event of a Participant's termination of employment for any reason other than death, Disability or Normal Retirement, prior to exercise of all the Participant's vested Units, any remaining vested but unexercised Units must be exercised within 3 months following the Participant's termination of employment, after which time such Units shall lapse and expire and no longer be available for either future allocation under the Plan or exercise by any Participant.

      In the event of a Participant's termination of employment due to death, Disability or Normal Retirement prior to the exercise of all of the Participant's vested units, any remaining

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vested but unexercised Units must be exercised within 12 months following the
Participant's termination of employment. If such Participant's has not exercised such Units within 12 months following the Participant's termination of employment, such Units shall be deemed exercised as of the date 12 months following the Participant's termination of employment and cash payments shall be made as provided in this Section 6.

      In the event of a Participant's death prior to exercise of all the Participant's vested Units, any further exercise shall be made by the Participant's designated beneficiary on file with the Committee. If no such designation is on file or the beneficiary (or beneficiaries) designated therein does not survive the Participant, the exercise shall be made by the Participant's surviving spouse, or if none, by the trustee of the Participant's estate. A Participant may submit to the Committee on the form prescribed therefor, the beneficiary or beneficiaries designated by the Participant to exercise the vested Units. A Participant may update and supersede a prior beneficiary designation with a later one, which shall be controlling under the Plan if received by the Committee prior to the Participant's death. Divorce shall automatically revoke a beneficiary designation of the divorced spouse.

                                    SECTION 7
                         NO RIGHTS AS L.P. UNIT HOLDERS

      The Units under this Plan shall not carry any rights of a common unit of GEL. The Participants under this Plan shall have no rights whatsoever as a unit holder of GEL with respect to any Units under this Plan including but not limited to any right to vote or receive distributions of any kind with respect to such Units. No amount shall be added to or credited to the account of any Participant pursuant to this Plan based on or because of any distribution made to the unit holders of GEL.

                                    SECTION 8
                                   EMPLOYMENT

      Nothing in this Plan shall be deemed to grant any right of continued employment to a Participant or to limit or waive any rights of the Company to terminate such employment at any time, with or without cause.

                                    SECTION 9
                            NONASSIGNABILITY OF UNITS

      The Participant's rights to any Units, any cash payment from the Plan, or any other interest of the Participant under this Plan shall not be subject to assignment, alienation, pledge, attachment, foreclosure or any other form of transfer except in the case of death for transfers of the right to receive payment for Units by a Participant's will or under the laws of descent and distribution, or except for domestic relations orders determined by the Committee to be of a qualified nature similar to the rules under the Company's qualified 401(k) retirement savings plan. The Company shall have no obligation to make payments under this Plan to any person

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other than the Participant (or designated beneficiary), unless directed to by a court of competent jurisdiction.

                                   SECTION 10
                                  NO TRUST FUND

      Participants under the Plan shall have no interest in any fund or specific asset of the Company, GEL or any other affiliate or subsidiary of the Company or GEL. No trust fund shall be created in connection with the Plan or any Units, and there shall be no advanced funding of any amounts that may become payable under the Plan.

                                   SECTION 11
                   ADJUSTMENTS IN THE EVENT OF CHANGES IN THE
               CAPITAL STRUCTURE OR REORGANIZATION--ANTI-DILUTION

      Changes in Capital Structure. - The Board shall make appropriate equitable adjustments to protect the Participants or the Company from any adverse financial impact which might result as a consequence of common unit splits or other changes in GEL's capital structure.

                                   SECTION 12
                            AMENDMENT AND TERMINATION

      The Board shall have the sole right at any time to terminate or amend the Plan or any part thereof except that any termination or amendment of the Plan shall not materially reduce the benefits that have previously accrued to Participants, or have the effect of reducing a Participant's benefit with respect to any vested Units then allocated to such Participant's Account.

      Upon a Plan termination, each Participant who has not yet terminated employment shall become fully vested in the Units in his Account and shall be entitled to a cash lump sum of the exercise value of such Units (as determined in conformity with Section 6 above) as soon as administratively feasible following the Plan termination.

                                   SECTION 13
                                  MISCELLANEOUS

      (a) Expenses of the Plan. - Any expenses incurred in connection with the administration of the Plan shall be paid by the Company.

      (b) Tax Withholding. - The Company shall deduct from any payments to a Participant or beneficiary under the Plan any taxes required by law to be withheld with respect to such payments.

      (c) Applicable Law. - The terms and provisions of the Plan shall be construed in accordance with the law of the State of Texas, except to the extent preempted by federal law.

      (d) ERISA. - This Plan is not intended to be a pension plan under ERISA.

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                                   SECTION 14
                                   DEFINITIONS

      (a) "Account" means the account maintained for each Participant in the Plan reflecting the number of Units allocated to such Participant in accordance with Section 4 above, vested status of such Units, and any other information necessary to properly administer the rights of the Participants.

      (b) "Company" for purposes of this Plan shall, unless the Committee determines otherwise, include its affiliates and GEL.

      (c) "Change in Control" shall be deemed to have occurred on the earliest of the following dates:

            (i) The date any entity or person (including a "group" within the meaning of Section 13(d)(3) of the Securities Act of 1934, or any comparable successor provisions), other than the owners of the Company at the time this Plan is adopted, shall have become the beneficial owners of, or shall have obtained voting control over, fifty percent (50%) or more of the then outstanding shares of the Company; or

            (ii) The closing date of any transaction to sell or otherwise dispose of substantially all of the assets of GEL or to merge or consolidate GEL with or into another partnership or corporation, in which GEL is not the continuing or surviving partnership or corporation, or pursuant to which any common units of GEL would be converted into cash, securities or other property of another partnership or corporation.

      (d) "Disability" means that the Participant satisfies the requirements for benefits under the Company's long-term disability plan.

      (e) "Normal Retirement" means that the sum of Participant's age and years of service with the Company equals or exceeds 75 years at the time the Participant terminates employment.

      (f) "Plan Year" means a calendar year.

      (g) "Units" means the stock appreciation rights or phantom units granted and allocated to the Participants under this Plan.

                                   SECTION 15
                                 EFFECTIVE DATE

      Effective Date. - The effective date of the Plan is December 31, 2003.

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